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                                                                     EXHIBIT 5.1


                              Rosenman & Colin LLP


January 26, 2001




Shelbourne Properties II, Inc.
5 Cambridge Center
9th Floor
Cambridge, Massachusetts 02142

Gentlemen:

         We have acted as counsel to Shelbourne Properties II, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 of 1,237,916 shares (the "Shares") of common stock, par value $.01 per share, of the Company pursuant to the Company's Registration Statement on Form S-4 (No. 333-30210) (the "Registration Statement").

         As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of public officials and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

         Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that, upon the consummation of the transactions contemplated by the Registration Statement, the Shares to be sold by the Company to the partners of High Equity Partners L.P.-Series 86 will have been duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement.


                                                       Very truly yours,

                                                       Rosenman & Colin LLP


                                                       By:
                                                          ----------------------
                                                               A Partner